Exhibit 10.17

SECOND AMENDED AND RESTATED PROFESSIONAL SERVICES AGREEMENT AND CONFIDENTIALITY AGREEMENT

This Second Amended and Restated Professional Services Agreement is made on November 24, 2024 (the “Effective Date”) between Ionic Digital, Inc. (“Client”), and Laura Schnaidt (“Consultant”). Client and Consultant are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Parties entered into a Professional Services Agreement on October 26, 2024 (the “Original Agreement”) and amended and restated the Original Agreement on November 1, 2024 (the “Amended and Restated Agreement”) in order to change Consultant’s scope of services and title from legal consultant to General Counsel;

WHEREAS, the Parties wish to amend and restate the Amended and Restated Agreement in its entirety in order to reflect the increased level of responsibilities and scope of services that Consultant is undertaking by increasing Consultant’s Fees;

NOW, THEREFORE, based upon the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties to amend and restate the Amended and Restated Agreement in its entirety and agree as follows:

1. TERM.

The Agreement will commence as of the Effective Date and will terminate in accordance with Section 7.

2. SERVICES.

2.1. Services. Consultant shall serve as the Client’s General Counsel as further outlined in Exhibit A to this Agreement (the “Services”). In rendering such Services, Consultant will use the requisite time and effort necessary to appropriately perform the Services, and carry out all functions customarily required of a General Counsel, and Consultant shall observe and act at all times in a manner consistent with industry standards, any applicable laws, or governmental regulations. Consultant shall also comply with all rules and procedures communicated to her by the Client, including those related to security and confidentiality.

2.2. Cooperation of Client. Client agrees to comply with all reasonable requests of Consultant and shall provide Consultant with access to all documents, resources and facilities as may be reasonably necessary for the performance of the Services under this Agreement.

2.3. Location of Performance. Consultant shall work remotely unless periodically asked to travel, in which case, Consultant shall travel in compliance with Client’s travel policy. Client shall provide Consultant with access to its electronic materials, information and systems to the extent necessary for the performance of the Services.

2.4. Exclusions from Services. The Parties acknowledge and agree that Consultant is not a registered investment advisory firm or a law firm. Consultant shall not be obligated to provide services that are outside the scope of this Agreement.

2.5. Modification of Services. No changes to the Services will be authorized by Consultant, and Consultant shall have no obligation to perform any additional or modified Services, until such change is agreed to in writing and signed by Consultant.

2.6. Subcontractors and Consultants. Client acknowledges and agrees that it may request that Consultant use its subcontractors and consultants to perform some of the Services to be provided under this Agreement. In the event Consultant utilizes subcontractors or consultants to perform any of the Services, Consultant shall not be responsible under this Agreement to Client for the failure of Client’s third-party subcontractors and consultants to perform.

2.7. No Exclusivity; Dedication of Time. This consulting arrangement does not create an exclusive relationship and Client is free to retain other consultants of its choosing. Correspondingly, Consultant has other clients that rely on her for general matters, and Client agrees that Consultant may represent, perform services for, and contract with other clients, persons, or companies as Consultant, in her sole discretion but subject to her obligations under applicable professional responsibility law, sees fit, including through companies she owns and manages. The Parties agree that Consultant shall dedicate a substantial amount of her time and efforts (approximately 80%) to performing the Services for Client, provided however, that this Agreement shall not restrict her from performing services for other clients or operating companies she owns and manages.

2.8. Registrations, Permits and Licenses. Client agrees, at its own expense, to operate in full compliance with all governmental laws, regulations and requirements applicable to the duties conducted hereunder. Unless otherwise specified in writing and agreed to by Consultant, it shall be Client’s responsibility to pay for any licenses, permits, and registrations as may be necessary for Consultant’s performance of the Services under this Agreement.

3. CONSULTING FEE AND EXPENSES.

3.1. Consulting Fee. In consideration for the performance of the Services, Client shall pay Consultant a consulting fee (the “Consulting Fee”) of $40,000 per month (the “Monthly Rate”). The Monthly Rate is payable in arrears promptly upon receipt by Client of Consultant’s monthly invoice. Client agrees that Consultant may resign or suspend work if satisfactory arrangements are not made to pay amounts outstanding for more than 45 days. The Consulting Fee is neither refundable nor contingent upon any conditions other than performance of the Services, and is payable in full each month. Consultant has the right to terminate this Agreement upon any failure of Client to promptly pay the Consulting Fee in accordance with this Agreement.

3.2. No Provision of Facilities or Equipment; Reimbursable Expenses. Except as otherwise provided in this Section 3.2, Consultant shall provide at her own expense her office or place of business, any necessary equipment, office supplies, materials, appropriate assistance from other persons, and any other services needed for the performance of the Services under this Agreement. Fees and expenses, such as for travel, search and filing fees and overnight mail, will be added to the monthly invoice. The foregoing notwithstanding, Client shall reimburse Consultant for all reasonable and necessary out-of-pocket travel expenses, if any, and any other pre-approved expenses, in each case, incurred by Consultant in connection with the Services. Consultant shall submit to the Client, within ten (10) days following the last day of each calendar month during the Term, an account of all reimbursable expenses incurred by Consultant and/or her personnel during the prior calendar month. Client shall pay Consultant for the full amount of all pre-approved expenses within fourteen (14) days following Client’s receipt of such account.

4. TAXES.

Consultant hereby represents and warrants that Consultant is solely and exclusively responsible for paying all federal, state and/or local taxes and withholdings with respect to any Monthly Fees Consultant receives as a result of the performance of the Services. Consultant acknowledges that Client is not withholding any taxes from the payments made to Consultant under this Agreement, and Client shall report all compensation paid to Consultant hereunder on an IRS Form 1099.

5. INDEMNIFICATION; LIMITATION OF LIABILITY; ACTIONS.

5.1. Indemnification by Client. Client will indemnify and hold Consultant harmless against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, fines, penalties, costs, and expenses, including reasonable attorneys’ fees (collectively “Damages”) asserted against, imposed upon or incurred by Consultant by reason of, resulting from, or in connection with: (i) third party damages resulting from the breach or failure to perform any obligation, covenant, or agreement made or given by Client in this Agreement; and (ii) any claim by a thirty-party for bodily injury, death, or property damage caused by the negligent, reckless, or intentional acts or omissions of Client or its employees, agents, or anyone for whom Client is responsible in connection with the performance of its obligations under this Agreement.

5.2. Exculpation. To the fullest extent permitted by applicable law, the Consultant shall not be liable to Client for any action taken or omitted to be taken by Consultant in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Client, except for Damages found in a final determination by a court of competent jurisdiction to have arisen from Consultant’s breach of this Agreement, fraud, gross negligence, or willful misconduct.

5.3. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOST BUSINESS OPPORTUNITIES, DAMAGE TO GOOD WILL OR REPUTATION, AND COSTS OF COVER, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN.

5.4. Actions. No action shall be brought for any claim relating to or arising out of this Agreement more than one (1) year after the accrual of such cause of action, except for money due on an open account.

5.5. D&O Insurance Coverage. Client, to the fullest extent permitted by applicable law, will use reasonable best efforts to cause consultant to be an insured party under Client’s existing directors and officers insurance policy (including, without limitation, to the extent permitted by applicable law, identifying her as an officer of Client for this purpose).

6. CONFIDENTIAL INFORMATION.

6.1. Confidential Information. Consultant acknowledges and agrees that as a result of the Services to be provided hereunder, it may acquire certain confidential and proprietary information concerning or relating to Client, or Client’s parent, subsidiary or affiliate companies (collectively, the “Client Group”), including, without limitation, business and financial information and records; business methods and practices; investment strategies and processes; technological methods; business affiliates; suppliers and vendors; procedures and operational methods; inventions and developments; contracts; information concerning employees, partners, and contractors including identities, contact information, compensation, or other terms of engagement, and performance; and any other information regarding the Client Group’s business that has not been intentionally made known to the public, all of which is confidential and in some instances constitute trade secrets (the “Confidential Information”).

6.2. Use of Confidential Information; Standard of Care. Consultant shall maintain the Confidential Information in strict confidence. Consultant shall use the same degree of care as she uses with respect to her own similar information, but no less than a reasonable degree of care, to protect Client’s Confidential Information from any unauthorized use, disclosure, dissemination, or publication. Consultant shall only use the Confidential Information in furtherance of her performance of her obligations under this Agreement, and agrees not to use Client’s Confidential Information for any other purpose or for the benefit of any third party, without the prior written approval of Client.

6.3. Exceptions. Confidential Information does not include information that: (i) was lawfully in Consultant’s possession before receipt from Client; (ii) at or after the time of disclosure, becomes generally available to the public other than through any act or omission of Consultant; (iii) is developed by Consultant independently of any Confidential Information it receives from Client; (iv) Consultant receives from a third party free to make such disclosure without, to the best of Consultant’s knowledge, breach of any legal or contractual obligation; or (v) is disclosed by Consultant with Client’s prior written approval.

6.4. Required Disclosures. If Consultant is confronted with legal action to disclose Confidential Information received under this Agreement, Consultant shall, unless prohibited by applicable law or regulation, provide prompt written notice to Client to allow Client an opportunity to seek a protective order or other relief it deems appropriate, and Consultant shall reasonably assist Client in such efforts. If disclosure is nonetheless required, Consultant shall limit her disclosure to only that portion of the Confidential Information that Consultant is advised by her legal counsel must be disclosed.

6.5. Unauthorized Use or Disclosure of Confidential Information. In the event Consultant discovers that any Confidential Information has been used, disseminated or accessed in violation of this Agreement, it will immediately notify Client, take all commercially reasonable actions available to minimize the impact of the use, dissemination or publication, and take all necessary steps to prevent any further breach of this Agreement.

6.6. Return of Confidential Information; Survival. Consultant shall promptly return or, at Client’s option, certify destruction of all copies of Confidential Information at any time upon Client’s request or within fourteen (14) business days following the expiration or earlier termination of this Agreement. However, Consultant’s obligation under this Section 6 shall not extend to information that is already in the public domain at the time of disclosure to Consultant; or, following disclosure, becomes generally known or available through no act or omission on the part of Consultant in violation of this Agreement. The provisions of this Section 6 shall survive for a period of two (2) years from the date of termination of Consultant’s engagement under this Agreement.

7. TERMINATION.

7.1. Termination by Mutual Agreement. This Agreement is “at will” and the Parties may terminate the Agreement immediately upon mutual agreement of the Parties.

7.2. Obligations Upon Termination. Except as otherwise provided in this Agreement, upon the expiration or termination of this Agreement for any reason and at any time, all relationships and duties between Consultant and Client shall be terminated; provided, however, that Consultant shall perform all reasonable and necessary tasks to provide for an orderly transition of Consultant’s work to Client or to another consultant or employee designated by Client.

8. RELATIONSHIP OF THE PARTIES.

The Parties hereto agree that the Services rendered by Consultant in the fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee, and with respect thereto, Consultant is not entitled to the benefits provided by Client to its employees including, but not limited to, group insurance and participation in Client’s employee benefit plans. Consultant shall be responsible for payment of all taxes arising out of Consultant’s activities in accordance with this Agreement, including by way of illustration but not limitation, federal and state income tax, social security tax, unemployment insurance taxes, and any other taxes or fees as required.

9. NO AUTHORITY TO BIND CLIENT.

Consultant shall be entitled to represent to third parties that Consultant serves as a consultant to Client and/or as Client’s General Counsel, and, if so instructed by the Client, is authorized to enter into discussions with such third parties on Client’s behalf to the extent so authorized. However, except as expressly outlined in Exhibit A, Consultant shall have no authority to make any commitments or enter into any agreements whatsoever on behalf of Client or to bind Client in any way.

10. GOVERNING LAW AND VENUE.

This Agreement will be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state. The Parties hereby agree that any action arising out of this Agreement shall be brought solely in a court of competent jurisdiction in and for New York County, New York. Both Parties hereby submit to the exclusive jurisdiction and venue of any such court (and of the appropriate appellate courts) and waive any objection to jurisdiction or venue laid therein.

11. LEGAL FEES; COLLECTION EXPENSES.

11.1. Legal Fees. If either Party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the Parties shall be responsible for their own attorney’s fees and any court, arbitration, mediation, or other litigation expense.

11.2. Collection Costs. If Consultant incurs any costs, expenses, or fees, including reasonable attorney’s fees and professional collection services fees, in connection with the collection or payment of any amounts due it under this Agreement, Client agrees to reimburse Consultant for all such costs, expenses and fees.

12. CUMULATIVE REMEDIES.

All rights and remedies of the Parties under this Agreement shall be cumulative and the exercise of any one right or remedy shall not bar the exercise of any other right or remedy.

13. ASSIGNMENT; THIRD PARTY BENEFICIARIES.

This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties. A Party may not, without written consent of the other Party, assign this Agreement to a purchaser or transferee.

14. SEVERABILITY.

If any provision or portion of this Agreement shall be rendered by applicable law or held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

15. HEADINGS; CONSTRUCTION.

The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement is the result of negotiations between the Parties and their counsel. Accordingly, this Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation, and any ambiguity that might exist herein shall not be construed against the drafting Party.

16. SURVIVAL.

In the event of termination of this Agreement, the provisions of Sections 4-7 hereof shall survive the termination of this Agreement and shall continue to apply in accordance with their terms.

17. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via electronic transmission or an electronic signature shall be deemed as effective as an original executed signature page.

18. NOTICES.

All notices or other communications required under this Agreement shall be in writing and shall be deemed effective when received and made by a method of communication that provides a receipt:

If to Consultant, to:

Attn: Laura Schnaidt

140 Hope Street, Apt 3A, Brooklyn, NY 11211

Laura@paradoxprincipals.com

If to Client, to:

Ionic Digital, Inc.

Attn: John Penver, Interim CEO and CFO

jpenver@ionicdigital.com

19. WAIVER.

No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision or any other provision of this Agreement thereafter.

20. ENTIRE AGREEMENT; MODIFICATION.

This Agreement, and any exhibits attached hereto, are the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior agreement or communications between the Parties, whether written, oral, electronic or otherwise. Each Party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not contained in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. No change, modification, amendment, or addition of or to this Agreement or any part thereof shall be valid unless in writing and signed by authorized representatives of the Parties.

[signatures follow]

In witness whereof, the Parties hereto have executed this Agreement on the date set forth below.

IONIC DIGITAL INC.

Name:	John Penver
Title:	Interim Chief Executive Officer and Chief Financial Officer
Date:	2024-11-24

CONSULTANT

Name:	/s/ Laura Schnaidt
Laura Schnaidt
Date:	2024-11-24

Exhibit A

General Counsel Role Description

The general counsel will be responsible for ensuring that firm business strategies, policies, and programs are developed and applied in full recognition of all legal implications and risks. The general counsel will act as the manager of the firm’s Legal Department while providing legal services as a practicing counsel, and managing relationships and matters with outside counsels. The general counsel will ensure that the legal affairs of the firm are attended to in an effective and efficient manner and that all legal records are properly compiled and securely maintained for the required time period. The general counsel reports and is responsible to the Board of Directors and executive management.